Exhibit 99.2
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AMERICA WEST AIRLINES                                             NewsRELEASE
  PHONE 602-693-5729 - FAX 602-693-5546 - INTERNET http://www.americawest.com

   AMERICA WEST AIRLINES' FLIGHT ATTENDANTS VOTE AGAINST RECOMMENDED AGREEMENT

         PHOENIX, Dec. 18 /PRNewswire/ -- America West Airlines (NYSE: AWA) has been informed that its flight attendants, represented by the Association of Flight Attendants (AFA), voted against the tentative agreement reached between the Airline and the flight attendants' negotiating committee. The tentative agreement was reached on Oct. 31, 1997. The negotiating committee, national AFA and AFA Local 66 Master Executive Council, including President and Negotiating committee member Deborah Volpe, had unanimously recommended the agreement for ratification.

         "We are surprised and disappointed to learn that the tentative agreement reached with the leadership of AFA was not approved by the flight attendants," said Bruce Johnson, senior vice president, human resources. "The Company and AFA's negotiating committee worked hard and in good faith and delivered a contract which met the AFA's goals of significant pay increases, improved benefits, flexible work schedules and clear work rules."

         Contract negotiations between the Company and the AFA will resume in the new year and will continue throughout the coming months. Under National Mediation Board rules, the parties must continue negotiations until an agreement is reached or the parties are released into a 30-day cooling-off period. Neither party can take any action until after the expiration of the cooling off period.

                                      -AWA-